Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany	Stephanie Older
Chairman and Chief Executive Officer	Press Officer
Catalyst Pharmaceutical Partners	National Institute on Drug Abuse
(305) 529-2522	(301) 443-6245
pmcenany@catalystpharma.com	media@nida.nih.gov

Melody Carey
Co-President
Rx Communications Group
(917) 322-2571
mcarey@rxir.com

Catalyst Pharmaceutical Partners Initiates a Registration-Directed U.S. Phase II(b)

Clinical Trial in Collaboration with The National Institute On Drug Abuse and

Veteran’s Administration Cooperative Studies Program

- Trial to Evaluate CPP-109 for Treatment of Cocaine Addiction -

CORAL GABLES, FL, November 18, 2010 — Catalyst Pharmaceutical Partners, Inc. (NasdaqCM: CPRX) today announced that in collaboration with the National Institute on Drug Abuse (NIDA) and the Veterans Administration (VA) Cooperative Studies Program, it has initiated a registration-directed U.S. Phase II(b) clinical trial of CPP-109 in patients with cocaine addiction. CPP-109, Catalyst’s version of vigabatrin, is an orally administered drug, which inhibits psychostimulant-induced dopamine release. CPP-109 is Catalyst’s lead compound to treat stimulant addiction.

Patrick J. McEnany, Chief Executive Officer of Catalyst, commented, “The support from NIDA and the VA further validates our enthusiasm for CPP-109 as a potential treatment for cocaine addiction. We look forward to their participation, financial support and guidance as we jointly advance this large-scale trial. Our hope is to provide patients suffering from cocaine addiction, as well as the physicians and clinicians who treat them, with a safe and effective treatment option.”

It is anticipated that NIDA, in cooperation with the Veteran’s Administration Cooperative Studies Program, will provide substantial resources for the trial, and that Catalyst will contribute approximately $2.8 million in resources as part of the estimated $10 million trial cost. Catalyst expects initial top-line results from this trial to be available during the second quarter of 2012.

A kick-off training meeting for the trial is being held starting today in Miami Beach, Florida. More than 100 attendees, including NIDA and VA staff involved in the study, and clinicians, counselors and staff representing 12 clinical trial sites, are attending the meeting.

The U.S. Phase II(b) trial is designed as a randomized, double-blind, placebo-controlled, intent-to-treat, multicenter study to evaluate the safety and efficacy of CPP-109 as a treatment for cocaine addiction. The trial is expected to enroll approximately 200 cocaine dependent patients at 12 leading addiction treatment clinical research centers in the United States. Patients will be treated with CPP-109 or placebo for a period of 9 weeks, with an additional 4 weeks of follow-up. The primary endpoint is to demonstrate that a larger proportion of CPP-109-treated subjects than placebo-treated subjects will be cocaine-abstinent during their last two weeks of treatment (weeks 8 and 9). Additionally, Catalyst will be measuring several secondary endpoints based on reductions of cocaine use. The trial will be registered in the near future on www.clinicaltrials.gov.

“We will build on the knowledge and experience gained from the previous human trials that have been conducted with vigabatrin to treat cocaine and methamphetamine addiction, in particular with respect to assuring medication compliance and targeting patients seeking treatment,” said Douglas Winship, Catalyst’s Vice President of Regulatory Operations. “Our partnership with NIDA and the VA Cooperative Studies Program will enable us to conduct a registration-directed trial of CPP-109 as required by the FDA.”

About CPP-109

CPP-109 works by inhibiting an enzyme, GABA aminotransferase, that normally breaks down gamma amino butyric acid (GABA), a dopamine-modulating neurotransmitter. The resulting excess GABA suppresses the increase in dopamine release caused by cocaine. All addictive drugs elevate dopamine levels in the parts of the brain associated with reward and reinforcement. It is thought that this reinforcing effect is the primary biochemical explanation for addiction. CPP-109 indirectly keeps dopamine levels in the normal range without impairing normal dopamine-based mechanisms. It is also thought that this effect may reduce craving, an effect that makes it very difficult for addicted patients to quit their drug habit.

About Cocaine Addiction

Cocaine is a powerfully addictive drug of abuse which acts as a strong central nervous system stimulant that significantly increases the levels of brain dopamine, a chemical messenger associated with pleasure and movement. The build-up of dopamine causes continuous stimulation of receiving neurons, which is associated with the euphoria and energetic boost experienced by cocaine abusers.

Drug abuse and addiction, including cocaine abuse, comprise a worldwide health problem that affects millions of people and has wide-ranging negative social consequences. According to the Office of National Drug Control Policy, the costs of illicit drug abuse to society were an estimated $180 billion in 2002 in the United States. According to the United Nations Office on Drugs and Crime, in 2008 there were and estimated 4.57 to 4.97 million users of cocaine across Europe.

In 2009, an estimated 22.5 million persons in the United States were classified with substance dependence or abuse in the past year (8.9 percent of population aged 12 or older), according to the National Survey on Drug Use and Health, published by the Substance Abuse and Mental

Health Services Administration, or SAMHSA. An estimated 1,600,000 Americans aged 12 or older reported current use of cocaine. There were 1,120,000 persons who were classified with dependence on or abuse of cocaine. In addition, there were an estimated 617,000 new users of cocaine in 2009. Approximately 787,000 patients sought treatment for cocaine abuse in 2009.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a development-stage biopharmaceutical company focused on the development and commercialization of prescription drugs targeting addiction and diseases of the central nervous system, such as epilepsy and neuropathic pain. Catalyst has two products in development, and is currently evaluating the lead product candidate, CPP-109 (vigabatrin, a GABA aminotransferase inhibitor), for the treatment of cocaine addiction. CPP-109 has been granted “Fast Track” status by the U.S. Food & Drug Administration (FDA) for the treatment of cocaine addiction. Catalyst also expects to evaluate CPP-109 for the treatment of other addictions and obsessive-compulsive disorders. Catalyst is also developing CPP-115, another GABA aminotransferase inhibitor that is more potent than vigabatrin and has reduced side effects (e.g., visual field defects, or VFDs) from those associated with vigabatrin. Catalyst is planning to develop CPP-115 for several indications, including drug addiction, epilepsy and neuropathic pain. CPP-115 has been granted orphan-drug designation for the treatment of infantile spasms by the FDA. Catalyst believes that it controls all current intellectual property for drugs that have a mechanism of action related to GABA aminotransferase. For more information about the Company, go to www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including the anticipated timing of the availability of top line results from the clinical trial described in this press release, whether CPP-109 will ultimately be determined to be effective in treating substance abuse, including cocaine addiction, and the other factors described in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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